EXHIBIT (10)N

AGREEMENT

THIS AGREEMENT is made by and between Target Corporation, a Minnesota corporation and Target Enterprise, Inc., a subsidiary of Target Corporation (“Enterprise”) (Target Corporation and Enterprise collectively referred to as the “Company”), and Troy Risch (“Executive”).

RECITALS

A.  Executive is employed by Enterprise; and

B.  Enterprise and Executive wish to sever their relationship as employer and employee respectively, on the terms and conditions set forth in this Agreement; and

C.  Target Corporation maintains an Income Continuance Policy (the “ICP”) for which Executive is eligible, the terms and provisions of which Executive has been subject to and is familiar with; and

D.  The Company delivered Notice of Termination to Executive on January 3, 2011; and

E.  The ICP requires a release in writing from Executive; and

F.  Executive acknowledges he has been advised and encouraged to review this Agreement with an attorney and is fully aware of the potential rights and remedies he may have as a result of the severance of his employment; and

G.  Executive and the Company wish to memorialize the resolution and settlement of all Executive’s rights, remedies and obligations flowing from Executive’s employment with Enterprise and the severance and termination of that employment relationship.

H.  Capitalized terms used, but not defined, in this Agreement shall have the definitions ascribed to them in the ICP.

1.                                       Employment Severance Date.  Executive’s last active day at work on the Company’s premises will be January 7, 2011 (the “Last Day Worked”) and the employer-employee relationship of Executive and Enterprise shall be terminated on January 15, 2011 (the “Employment Severance Date”). From the Last Day Worked through the Employment Severance Date, Executive shall perform the duties assigned to him by Enterprise, including availability for telephone consultation.

2.                                       Salary.  Executive shall be paid his regular salary for services rendered as an employee under Section 1 hereof through the Last Day Worked. Enterprise agrees that Executive’s regular salary will continue through the Employment Severance Date. Salary payments are subject to all required and voluntary withholdings. Such payments will otherwise be made in accordance with the standard payroll practices of Enterprise as in effect at the time of payment.

3.                                       Income Continuance Payments.  Executive shall be entitled to the equivalent of twenty-four (24) months of income continuance payments pursuant to and subject to the terms and conditions of the ICP payable as follows: (i) a payment on July 22, 2011 in the gross amount of $715,416 representing twelve (12) suspended bi-weekly payments and one (1) regularly scheduled bi-weekly payment and (ii) thirty-nine (39) consecutive equal bi-weekly (or such other interval as is consistent with payments under the Company’s payroll system) payments each in the gross amount of $55,032 beginning on or about August 5, 2011.  This amount is based on a three-year average annual bonus amount of $705,807 and a base salary of $725,000. The payments shall be reduced for taxes and other amounts required to be withheld by the Company. No payments shall be made if Executive revokes this Agreement.

4.                                       Vacation Pay.  Enterprise shall pay to Executive any unused vacation due Executive as of the Employment Severance Date consistent with Enterprise practice.

5.                                       Health Insurance.  Executive may continue to participate in the Company’s medical and dental programs to the extent, if any, permitted by the Company’s medical and dental plans (the “Plans”). In order to continue such coverage, Executive must maintain continuous coverage under the Plans and pay 102% of the full cost of such Plans. Executive acknowledges that the Company may modify its premium structure, the terms of the Plans and the coverages of the Plans, including the termination of all or part of any Plan. All insurance coverage shall terminate 18 months from the end of active employment coverage or at such other date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

6.                                       Life Insurance.  Executive may continue his life insurance coverage, if any, after the Employment Severance Date pursuant to the terms and conditions of the Company’s plan. In order to continue such coverage, Executive must make all payments required under the policy.

7.                                       Pension Plan — 401(k) Plan.  Executive’s rights, if any, under the Target Corporation Pension Plan and the Target Corporation 401(k) Plan will be determined under the terms of such plans as amended from time to time.

8.                                       Deferred Compensation Plan.  Executive shall be paid his deferred benefits, if any, under the Target Corporation Officer EDCP pursuant to the terms of such plan as amended from time to time.

9.                                       Supplemental Pension Plan.  Executive’s vested benefits, if any, under any Target Corporation SPP have been or will be transferred to the Target Corporation Officer EDCP and will be determined and paid out pursuant to such terms as amended from time to time.

10.                                Stock Plans.  Executive’s rights, if any, under the Target Corporation Long-Term Incentive Plan (the “LTIP”) will be determined under the terms of such plan and the applicable award agreements. Executive acknowledges that Executive must exercise all options that are exercisable on the Employment Severance Date within two hundred ten (210) days after such date or the options will expire. No further installments will vest after the Employment Severance Date.

Executive’s 2009 and 2010 Restricted Stock Units awards will be paid to him at 50% of the award pursuant to the terms of the Restricted Stock Units Agreement, net of applicable tax withholdings, provided Executive signs and does not revoke this Agreement.

Executive will not be eligible for the 2008, 2009 and 2010 Performance Share award payouts, if any.

11.                                Other Benefits.  The Company will pay up to $30,000 for reasonable outplacement services directly related to Executive’s termination through January 15, 2012 provided Executive signs and does not revoke this Agreement. Such outplacement fees shall be paid by the Company directly to the mutually agreed upon outplacement firm engaged by Executive after submission of its invoices to Company. Executive shall provide the Company with the name of the outplacement firm he desires to engage for approval by the Company. Such approval shall not be unreasonably withheld. Executive acknowledges that he will not receive a bonus payment pursuant to the Short-Term Incentive Plan (STIP) for fiscal year 2010 performance. Provided Executive signs and does not revoke this Agreement and subject to compliance with the terms of this Agreement, the Company will pay Executive one million dollars ($1,000,000) in addition to payments under Section 3 of this Agreement.  Payment will be made as follows: a payment of $150,000 on June 10, 2011, a payment of $200,000 on October 28, 2011, a payment of $200,000 on March 16, 2012, a payment of $150,000 on August 3, 2012 and a payment of $300,000 on January 18, 2013. Each of the foregoing payments will be treated as a separate payment for purposes of Internal Revenue Code Section 409A. Applicable taxes as reasonably determined by the Company shall be withheld from such payments.] Except as set forth in this Agreement or as required by law, Executive is entitled to no other employee benefits, fringe benefits or compensation.

12.                                 No Recruiting.  Executive agrees that while he is an employee of Enterprise and through January 15, 2013 he will not recruit, solicit or entice, directly or indirectly, for employment, any employee of the Company or any of their subsidiaries or affiliated companies, unless Executive has a written agreement signed by authorized persons of Target Corporation and Enterprise allowing Executive to recruit persons named in that agreement. The execution of that agreement shall be in the sole discretion of authorized persons of Target Corporation and Enterprise.

13.                                 Consultation and Cooperation.  Following the Employment Severance Date, the Company may request that Executive consult or cooperate with the Company (including, without limitation, providing truthful information to the Company or serving as a witness or testifying at the Company’s request without subpoena), and Executive agrees to be available at mutually agreeable times to perform such duties and provide such cooperation in connection with various business and legal matters in which Executive was involved or has knowledge as result of Executive’s employment with the Company. In so consulting or cooperating, Executive shall be reimbursed his reasonable out-of-pocket expenses. After the Employment Severance Date Executive shall not be, nor represent to anyone that he is, an agent of the Company, unless expressly authorized in writing to do so by an authorized officer of the Company.

14.                                 Directly Competitive Employment.  For purposes of Section II.G of the ICP and Section 18 of this Agreement, “Directly Competitive Employment” shall be employment with

Wal-Mart Stores, Inc.; Best Buy Co., Inc.; Kohl’s Corporation; Toys “R” Us, Inc.; or CVS Caremark Corporation; or any parent, subsidiary, division or affiliate of any such company (examples of affiliates include entities under common control, joint venture partners and e-commerce affiliates). Executive will promptly report to the Company Executive’s acceptance of or engagement in any Directly Competitive Employment and provide such other information about any Directly Competitive Employment as may be requested by the Company. Such information shall be provided to the Corporate Secretary, Target Corporation, 1000 Nicollet Mall, TPS 2670, Minneapolis, Minnesota 55403.

15.                                 Confidentiality.  Executive understands and agrees that Executive will keep confidential any information regarding the negotiations or discussions relating to this Agreement, except that Executive may disclose such information to Executive’s spouse or domestic partner, attorney, financial advisor or tax advisor (all of whom must agree to keep it confidential) or unless required by law. Executive is encouraged to share with an employer or potential employer Section 12 and Section 15 of this Agreement.

Executive represents and warrants that prior to signing this Agreement, Executive has not disclosed the terms and conditions of this Agreement (except for those terms and conditions disclosed by the Company) or any information regarding the negotiations or discussions relating to this Agreement to anyone other than Executive’s spouse or domestic partner, attorney, financial advisor or tax advisor (all of whom have agreed to keep such information confidential).

Executive acknowledges and agrees that confidential information of the Company and any of their subsidiaries and affiliates is a valuable, special and unique asset and such confidential information includes without limitation:

1)                                      employee data and information (including, but not limited to, personnel decisions relating to employees and applicants), and

2)                                      present, past and future strategies, plans, and proposals (including, but not limited to, customer, marketing, merchandising, sourcing, store operations, technology, assets protection, distribution, benefits and compensation strategies, plans and proposals), and

3)                                      financial information, and

4)                                      present, past and future personnel and labor relations strategies, plans, practices, policies, training programs and goals.

as well as any information treated as confidential (“Confidential Information”).

Executive will not, during or after Executive’s employment with Enterprise, use or disclose or cause or permit to be used or disclosed any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.

16.                                Company Property.  Executive agrees to return all of the Company’s property, including any copies or duplicates, in Executive’s possession on or before the Employment Severance Date. In addition, as of the Employment Severance Date, Executive represents and warrants that Executive has not removed and agrees that Executive will not remove any of the Company’s property, including any copies or duplicates, from the Company’s premises. This includes but is not limited to the Company’s credit or charge cards; discount cards; cellular phones or other mobile devices; pagers; personal computers; identification badges; keys; business records, reports, policies, files, forms, manuals and correspondence; customer lists and records; personnel lists, information, plans, training materials and records; information regarding suppliers and vendors; marketing plans; strategy information; contracts and contract information; computer tapes and reports; and any type of computer or digital storage media.

17.                               Detrimental Conduct.  Executive agrees that he will not make any untrue statements about the Company or any of their subsidiaries or affiliated companies or any of their management regarding any events taking place during the employment period. Executive will not disparage in any way the Company or any of their subsidiaries or affiliated companies, or any of their officers, managers or employees.

18.                                 Termination of Payments and Benefits.  In addition to any other remedies available to the Company, in the event Executive (a) engages in Directly Competitive Employment while Executive has the right to receive payments pursuant to Section 3 or Section 11 or exercise stock options under the LTIP, or (b) breaches any of Executive’s obligations under the ICP or this Agreement, then (i) the Company will be relieved of all liability and obligations to make payments under this Agreement (including payments under both Section 3 and Section 11), (ii) all of Executive’s stock options shall terminate immediately and (iii) the Company may demand the return of any payments previously paid to Executive under Section 3 and Section 11. Even if payments and benefits are terminated pursuant to this Section 18, Executive’s obligations under Sections 12, 13, 15, 16 and 17 hereof, and the release set forth in Section 19 hereof shall remain in full force and effect.

19.                                Release.

A.  DEFINITIONS.  The definitions below are intended solely for the purpose of this Section 19. All words used in this release are intended to have their plain meanings in ordinary English. Specific terms in this release have the following meanings:

1)  “Executive” includes Executive and anyone who has or obtains any legal rights or claims through Executive.

2)  “Target” means Target Corporation and any company related to Target Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates and divisions) and any successor of Target.

3) “Corporation” means Target and any company providing insurance to Target in the present or past, any employee benefit plan sponsored or maintained by Target and the present and past fiduciaries of any such plans, Target’s present and past officers, directors, employees, committees and agents and any person who acted on behalf of Target or on instructions from Target.

4)  “Executive Claims” means all of the rights Executive has now to any relief of any kind from the Corporation, including without limitation:

a.                     all claims arising out of or relating to Executive’s employment with Target  and Executive’s employment termination; and

b.                     all claims arising out of or relating to statements, actions, or omissions of the Corporation; and

c.                      all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government including without limitation, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave

Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act, and workers’ compensation non-interference or non-retaliation statutes; and

d.                     all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; Executive’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law; and

e.                      all claims for compensation of any kind, including without limitation, bonuses, commissions, vacation pay, perquisites, and expense reimbursements; and

f.                       all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

g.                      all claims for attorney’s fees, costs, and interest.

However, Executive Claims do not include any claims that the law does not allow to be waived or any claims that may arise after the date on which Executive signs this Agreement.

B. AGREEMENT TO RELEASE EXECUTIVE CLAIMS.  Executive will receive consideration from Target as set forth in this Agreement if he signs and does not revoke this Agreement as provided in Section 25 below. Executive understands and acknowledges that the consideration is in addition to anything of value that Executive would be entitled to receive from the Corporation if Executive did not sign this Agreement or if Executive revoked this Agreement. In exchange for that consideration, Executive gives up and releases all of Executive Claims. Executive will not make any demands or claims against the Corporation for compensation or damages relating to Executive Claims. This provision shall not preclude Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission. However, Executive hereby agrees that he releases any right to compensation arising out of such a charge, agrees not to seek any compensation in such a charge, and specifically agrees to return any compensation that he receives in connection with such a charge to Target. The consideration that Executive is receiving is a full and fair payment for the release of Executive Claims.

C.  ADDITIONAL AGREEMENTS AND UNDERSTANDINGS.  Even though Target will provide consideration for Executive to settle and release Executive Claims, the Corporation does not admit that it is responsible or legally obligated to Executive. In fact, the Corporation denies that it engaged in any unlawful or improper conduct toward Executive and denies that it has engaged in any wrongdoing.

20.          Miscellaneous.  This Agreement shall be binding upon the Company and its successors and assigns and Executive, his heirs, executors, successors and assigns. This

Agreement, together with the plans and award agreements specifically referred to herein, embody the entire agreement and understanding between the Company and Executive, and supersedes all prior agreements and understandings (oral or written) between them relating to the subject matter hereof. The terms of this Agreement may only be modified by an agreement in writing signed by Executive and authorized persons of Target Corporation and Enterprise.

21.          Construction and Applicable Law.  The ICP and its implementation pursuant to this Agreement is intended to be a welfare benefit plan subject to the applicable requirements of ERISA. The ICP and this Agreement shall be administered and construed consistently with that intent and with the applicable provisions of the Internal Revenue Code. The laws of the State of Minnesota, without regard to Minnesota’s choice-of-law principles, govern all matters arising out of or related to this Agreement to the extent such laws are not preempted by laws of the United States of America.  The parties agree that the exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court.  If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the parties submit to the personal jurisdiction of that court.

22.          Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected or impaired, unless enforcement of this Agreement as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes of this Agreement.

23.          Relationship to Income Continuance Plan.  This Agreement is entered into for the purpose of implementing the ICP. The terms of this Agreement are intended to be construed in concert with the terms of the ICP. To the extent there is conflict between the terms of this Agreement and the terms of the ICP, the terms of this Agreement shall prevail.

24.          Acceptance Period.  Executive understands that the terms of this Agreement shall be open for acceptance for a period of twenty-one (21) days from the date of its receipt and a signed copy of this Agreement must be delivered to the Company within twenty-five (25) days of receipt of this Agreement. During this time, Executive may consider whether or not to accept this Agreement or seek counsel to advise him regarding the same. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.

25.          Revocation.  Executive understands that he may revoke (that is cancel) this Agreement, including the release set forth in Section 19, if he does so within fifteen (15) calendar days of signing this Agreement. Such revocation must be made in a written statement that is hand delivered or post marked within fifteen (15) calendar days of the date Executive signs this Agreement and must be addressed to the Corporate Secretary, Target Corporation, 1000 Nicollet Mall, TPS 2670, Minneapolis, Minnesota 55403. Executive understands that if he mails such a revocation, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

26.          Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Sections 12, 13, 15, 16 or 17 of this Agreement, the Company shall be entitled to an injunction restraining Executive from breaching, in whole or in part, any of his duties, obligations, or covenants in those sections. Executive acknowledges that such remedy is appropriate. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any additional or other remedy or remedies available to it for such breach or threatened breach, including but not limited to the other remedies specifically provided for in this Agreement and the recovery of damages, together with costs and attorney’s fees.

27.          Reporting.  Until all payments are made pursuant to this Agreement, Executive shall promptly inform the Company of the name and business address of each employer of Executive and shall provide a summary description of the nature and principal business locations of the employer. Executive shall also provide the title, principal duties, address and phone number of Executive. Significant changes in employment, duties or location must be promptly reported. Such reports shall be provided to the Executive Vice President, Human Resources, Target Corporation, 1000 Nicollet Mall, TPS 0999, Minneapolis, Minnesota 55403.

Please read carefully before signing

•  Executive acknowledges that the Company is hereby advising and encouraging Executive to consult with an attorney prior to signing this Agreement.

•  By signing this Agreement, Executive acknowledges that he has not relied on any statements or explanations made by the Company, its agents or its attorneys.

•  Executive acknowledges that he has been given twenty-one (21) days (or more) to consider whether to sign this Agreement. Executive acknowledges that if he signs this Agreement before the end of the twenty-one (21) day period, it was Executive’s personal voluntary decision to do so.

•  Executive understands that this Agreement shall not become effective or enforceable until the revocation period has expired. No payment shall be made to Executive until after the revocation period has expired.

•  Executive understands that if he revokes this Agreement it will terminate and Executive will not receive any benefits under this Agreement, including the income continuance payments set forth in Section 3, the payments set forth in Section 11, and the Restricted Stock Units awards payouts set forth in Section 10.

In signing below, each party agrees to the terms and conditions above.

TARGET CORPORATION

Date:	2/1, 2011	By:	/s/ Jodeen Kozlak

		Title:	EVP HR

TARGET ENTERPRISE, INC.

Date:	2/1, 2011	By:	/s/ Jodeen Kozlak

		Title:	EVP HR

Date:	1/26, 2011		/s/ Troy Risch
Troy Risch